                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*


                         FIRSTFED AMERICA BANCORP, INC.
               ___________________________________________________
                                (Name of Issuer)

                      Common Stock par value $.01 per share
               ___________________________________________________
                         (Title of Class of Securities)


                                   337929-10-3
               ___________________________________________________
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)
                              Page 1 of 5 pages

________________________________________________________________________________
CUSIP NO.  337929-10-3                   13G             Page 2 of  5  Pages
________________________________________________________________________________


________________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The FIRSTFED Charitable Foundation
        IRS ID No.  04-3343529
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             _
                                                        (a) |_|
                                                        (b) |_|
________________________________________________________________________________
3       SEC USE ONLY



________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Non-stock corporation incorporated in Delaware.
________________________________________________________________________________
                      5      SOLE VOTING POWER
     NUMBER OF
                               645,380
       SHARES        ___________________________________________________________
                      6      SHARED VOTING POWER
    BENEFICIALLY
                               0
      OWNED BY       ___________________________________________________________
                      7      SOLE DISPOSITIVE POWER
        EACH
                               645,380
      REPORTING      ___________________________________________________________
                      8      SHARED DISPOSITIVE POWER
       PERSON

        WITH                           -0-
________________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               645,380
________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              7.4% of 8,707,152 shares of Common Stock outstanding as of December 31, 1997.

________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

                  EP
________________________________________________________________________________
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                      FIRST FEDERAL SAVINGS BANK OF AMERICA
                         EMPLOYEE STOCK OWNERSHIP PLAN

                                 SCHEDULE 13G

Item 1(a)   Name of Issuer:
            FIRSTFED AMERICA BANCORP, INC.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            ONE FIRSTFED PARK
            Swansea, Massachusetts  02777

Item 2(a)   Name of Person Filing:
            The FIRSTFED Charitable Foundation

Item 2(b)   Address of Principal Business Offices or, if none, Residence:
            ONE FIRSTFED PARK
            Swansea, Massachusetts  02777

Item 2(c)   Citizenship:
            Non-stock corporation incorporated in Delaware.

Item 2(d)   Title of Class of Securities: Common Stock par value $.01 per share

Item 2(e)   CUSIP Number:  337929-10-3

Item 3      The person filing this statement is an Endowment Fund.

Item 4 Ownership. As of December 31, 1997, the reporting person beneficially owned 645,380 shares of the issuer. This number of shares represents 7.4% of the common stock, par value $.01, of the issuer, based upon 8,707,152 shares of such common stock outstanding as of December 31, 1997. As of December 31, 1997, the reporting person has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 645,380 shares of common stock.


                              Page 3 of 5 pages

Item 5      Ownership of Five Percent or Less of a Class.

            N/A

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8      Identification and Classification of Members of the Group.

            N/A

Item 9      Notice of Dissolution of Group.

            N/A



                              Page 4 of 5 pages

Item 10     Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and are not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 4, 1998
               __________________________________________________
                                     (Date)

                              /s/ Gregory Derderian
               __________________________________________________
                                   (Signature)

                                    Treasurer
               __________________________________________________
                                  (Name/Title)









                              Page 5 of 5 pages